Agreement No.: PS22-022 Amendment Agreement Template v20190325 AMENDMENT AGREEMENT NO. 2 Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. This Amendment Agreement No. 2 to the “Service Agreement VCC Outbound Services EMEA” (“Amendment”) is between Volvo Car Corporation, Reg. No. 556074-3089, a corporation organized and existing under the laws of Sweden (“Service Provider”) and Polestar Performance AB, Reg. No. 556653-3096, a corporation organized and existing under the laws of Sweden (“Purchaser”). Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have entered into a Service Agreement VCC Outbound Services EMEA (agreement No. PS20-004) on 24 March 2020 and into the Amendment Agreement No. 1 (agreement No. PS21-026) to the foregoing agreement on 21 May 2021 (combined and in the form of the amended version, the “Agreement”). B. The Parties now wish to amend the Agreement to the extent set out below. C. Now, therefore, the Parties agree as follows: 1. SCOPE OF AMENDMENT 1.1 The Agreement will be deemed amended to the extent herein provided and will, except as specifically amended, continue in full force and effect in accordance with its original terms. In case of any discrepancy between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail. Any definitions used in this Amendment shall, unless otherwise is stated herein, have the respective meanings set forth in the Agreement. 1.2 The amendments to the provisions in the Agreement as stated in Section 2 below, such provisions highlighted for ease of reference in bold italics, shall come into force on 1 January 2022. 2. AMENDMENTS 2.1 Section 1.3 of the Individual Terms shall be amended and restated in its entirety as follows: “AFFILIATE Affiliate shall for the purpose of this Service Agreement have the following meaning:

Agreement No.: PS22-022 Amendment Agreement Template v20190325 “Affiliate” means any other legal entity that, directly or indirectly, is controlled by Volvo Car Corporation or Polestar Automotive Holding UK PLC; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.” 2.2 Section 6.2 in the Main Document of the Agreement shall be amended and restated in its entirety as follows: “Above the operational level, the next level of governance forum for handling the co- operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Engineering & Operations Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them to which an issue shall be escalated if the Parties fail to agree upon a solution on the operational level.” 2.3 Section 6.3 in the Main Document of the Agreement shall be amended and restated in its entirety as follows: “The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be “Strategic Board”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Executive Alignment Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.” 2.4 Section 2.6 in Appendix 1 of the Agreement shall be amended and restated in its entirety as follows: “Vehicles – Purchaser’s factory new Polestar 1, Polestar 2, Polestar 3, Polestar 4 and [***] vehicles. Any “in-use” and/or “used” vehicles are not in scope of this Agreement.” 2.5 Section 5.1.1 in Appendix 1 of the Agreement shall be amended and restated in its entirety as follows: “As it concerns [***], the scope shall be limited to activities (items) #1 to #16 in Appendix 1a, as may be relevant. Daily operations are currently out of scope and will require an amendment of this Service Agreement when added.” 2.6 A new Section 5.6 in Appendix 1 of the Agreement shall be added to the Agreement as follows: “The Parties agree that all Services related to customs support, and as specified in Appendices 1b and 1f, shall end on 31 December 2023. However, during a transitional period of 6 months thereafter (i.e., until 30 June 2024), Purchaser may from Service Provider request consultative support, and Service Provider shall upon such request use reasonable effort to provide relevant support to Purchaser. Any such support will be charged to Purchaser, in case of provision through Service Provider's staff per hour based on the corresponding hourly rate, and in the case of support provided through Third-party

Agreement No.: PS22-022 Amendment Agreement Template v20190325 service providers (e.g. broker or similar) based on actual cost plus a [***] arm’s length mark-up.” 2.7 Appendix 1a to the Agreement shall be replaced in its entirety by Appendix 1a attached to this Amendment. 2.8 Section 7.5 in Appendix 2 of the Agreement shall be amended and restated in its entirety as follows: “Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of [***] per annum.” 2.9 Section 11.2 in Appendix 2 of the Agreement shall be amended and restated in its entirety as follows: “Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to [***] of the Service Charges paid by Purchaser to Service Provider within the preceding [***] period.” 2.10 Section 12.1.3 in Appendix 2 of the Agreement shall be amended and restated in its entirety as follows: “If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision.” 2.11 Section 17.1 in Appendix 2 of the Agreement shall be amended and restated in its entirety as follows: “17.1 Escalation principles. 17.1.1 In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. 17.1.2 The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

Agreement No.: PS22-022 Amendment Agreement Template v20190325 17.1.3 If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 below. 17.1.4 All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above. 17.1.5 Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.” 2.12 Appendix 3 to the Agreement shall be replaced in its entirety by Appendix 3 attached to this Amendment. 2.13 Appendices 4a and 4b to the Agreement are hereby deleted without substitution. 2.14 Appendix 4c to the Agreement shall be replaced in its entirety by Appendix 4a attached to this Amendment. 2.15 Appendix 4d to the Agreement shall be replaced in its entirety by Appendix 4b attached to this Amendment. 3. GENERAL PROVISIONS 3.1 This Amendment is and should be regarded and interpreted as an amendment to the Agreement. The validity of this Amendment is therefore dependent upon the validity of the Agreement. 3.2 No amendment of this Amendment will be effective unless it is in writing and signed by both Parties. A waiver of any default is not a waiver of any later default and will not affect the validity of this Amendment. 3.3 Sections 16 and 17 in Appendix 2 of the Agreement shall apply to this Amendment as well. ______________________________ [SIGNATURE PAGE FOLLOWS]

Agreement No.: PS22-022 Amendment Agreement Template v20190325 This Amendment has been signed electronically by both Parties. VOLVO CAR CORPORATION AUGUST 20, 2024 By: /s/ Helen Hu Title: General Counsel August 20, 2024 By: /s/ Johan Ekdahl Title: CFO POLESTAR PERFORMANCE AB AUGUST 30, 2024 By: /s/ Anna Rudensjö Title: General Counsel August 30,2024 By: /s/ Jonas Engström Title: Head of Operations

Page 1(1)

PS20-004 - Appendix 1a Service Specification - RACI, Division of High Level responsibilities

Amended through PS22-022

Transportation & related Logistics services

Item #	Activity/Action	Remark	Responsible	Accountable/ /Approver	Consulted	Informed
#1	Define & provide needs/requirements and specifications pertaining to OB Transportation	Such as but not limited to Factories, Markets, Destinations, Products, Volumes, Timing	PS	PS	VCC	-
#2	Define & provide needs/requirements and specifications pertaining to related OB Logistic services, incl Port processing	Such as but not limited to Markets, Locations, Products, "Types of services & quantities", Timing	PS	PS	VCC	-
#3	Perform OB Network design/Logistics engineering	Basis #1 and #2	VCC	VCC	PS	-
#4	Source and select suppliers for OB Transportation & related Logistic services	Basis #3	VCC	VCC	PS	PS
#7	Prepare Supplier Contracts for OB Transportation & related Logistic services		VCC	VCC	PS	PS
#11	For transports/services outside of the regular network and if not possible to use the set-up in #12, Sign Supplier Contracts for OB Transportation & related Logistic services	VCC is contracting party vs. Suppliers. Should only be applied as an exception for "one-off transports" and if it is not feasible to arrange a contract between PS and the Supplier.	VCC	-	-	PS
#12	Sign Supplier Contracts for OB Transportation & related Logistic services, excl. Polestar 1	PS is contracting party vs. Suppliers.	PS	-	-	VCC
#14	Appoint & maintain relevant regional PS "SPOCs" vs. VCC for Transportation & related Logistics services matters	- "SPOC" = Single Point of Contact - To be defined & kept updated in a joint/mutual Contact list	PS	PS	-	VCC
#15	Appoint & maintain relevant regional VCC "SPOCs" vs. PS for Transportation & related Logistics services matters	- "SPOC" = Single Point of Contact - To be defined & kept updated in a joint/mutual Contact list	VCC	VCC	-	PS
#16	Issue & provide to VCC a Power of Attorney authorizing VCC to act on PS' behalf towards suppliers	For the purpose of managing the daily administration/ operation of OB Transportation & related Logistics services, e.g. as set forth in #22 and #23 below	PS	PS	VCC	-
#17	***Manage daily administration/operation of OB Transportation & related Logistics services***		VCC	VCC	-	PS
#18	Pay VCC for the daily administration/operation of OB Transportation & applicable related Logistics services	Services performed/provided by VCC (e.g. Admin staff, Yard staff, Handling, Parking, Maintenance)	PS	-	-	VCC
#20	Pay VCC for OB Transportation & applicable related Logistics services which cannot be invoiced PS directly by Supplier (ref. #11).	Services performed by external providers (e.g. Carriers, Compound/Port operators). Payment terms may be adjusted in order to balance cash flow for VCC	PS	-	-	VCC
#21	Pay supplier for OB Transportation & applicable related Logistics services. Valid from when Self-Billing has been implemented	Services performed by external providers (e.g. Carriers, Compound/Port operators)	PS	-	-	-
#22	Manage any escalation matters vs. suppliers related to the daily administration/operation of the Services	E.g operational sub-performance	VCC	VCC	-	PS
#23	Engage actively, as may be deemed necessary and requested by VCC, in managing any escalation matters vs. suppliers	E.g. long term and/or serious operational sub-performance, financial distress, or otherwise	PS	PS	VCC	-
#24	Provide specific administrative/operational Transportation & related Logistic service activities as exemplified in ***Appendix 1e***		VCC	VCC	-	PS

R Responsible = Who is responsible for the execution of the task
A Accountable/Approver = Who is accountable for the task and signs off the work
C Consulted = Who is/are the subject matter expert(s) who shall be consulted?
I Informed = Who is/are the person/people that need to be updated of progress/results?

VCC = Service Provider
PS = Purchaser

PS20-004 (Amended through PS22-022) 1 Service Agreement VCC Outbound Services EMEA Appendix 3 Service Charges 1. GENERAL 1.1 This Appendix 3 stipulates the rules and principles for the Service Charges payable by Purchaser to Service Provider for Services delivered under this Service Agreement. 1.2 The Parties agree that the Service Charges shall be updated for each new calendar year based on changes in required resources, costs and forecasted volumes. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Service Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 2.2 “Common Costs” shall have the meaning as set out in Section 3.3 below. 2.3 “OBL” means Outbound Logistics. 2.4 “WC” means White Collar employee. 2.5 “BC” means Blue Collar employee. 2.6 “OPR” means Outward Processing Relief. 2.7 “Mark-up” means the additional charge added to all Service Provider’s costs in order to fulfil the “Arm’s length” principle as necessary in business relations between related parties. 3. COST SHARING PRINCIPLES 3.1 Purchaser shall, based on “Arm’s Length” principle, fully compensate Service Provider for all costs occurring related to activities under this Service Agreement which are executed on behalf of Purchaser. 3.2 The general principle is that costs that can be identified as directly arising from activities related to one Party’s Vehicles shall also be fully covered by that Party. 3.3 In cases when the distinction described in Section 3.2 above is not possible to make, i.e. when an activity adds value to both Parties’ outbound logistics flow, the costs for such activities (“Common Costs”) will be distributed between the Parties based on forecasted production volume (unless otherwise stated in the following) and, where applicable, its market distribution.

PS20-004 (Amended through PS22-022) 2 To establish the costs for a calendar year, the Parties’ combined volume forecast plan made available in November, preceding year, shall be used to determine each Parties’ share of the Common Costs. In the event that Purchaser during a calendar year adds an additional car model, manufacturing plant (pick-up location) and/or new market (destinations) which was not known at the time for the planning described in Section 3.3.1 above, the Common Costs will be adjusted based on a new volume forecast which is determined in good faith between the Parties. The updated Common Costs shall be applied from the first day of the calendar month when the changed condition is effective. 4. SERVICE CHARGES 4.1 Hourly rates, general The hourly rates that are used for charging service costs to Purchaser shall be determined by Service Provider on an, at least, annual basis in compliance with applicable tax legislation, including but not limited to the principle of “Arm’s Length” between the Parties. The hourly rates shall be calculated using the cost plus method, i.e. full cost incurred plus an arm´s length Mark-up. The hourly rates, used at the time of preparation of this Service Agreement, represents the January 2021 level. The Parties agree that the Service Charges related to this Service Agreement will be continuously updated whenever the hourly rates are updated according to Section 4.1.1 above. The Parties agree that one Full Time Employee (“FTE”) represents [***] working hours per year. 4.2 Charges related to OBL Administration & Operation and IDP Purchasing Examples of the activities related to Administration and Operations of the outbound transports and related logistic services are listed in Appendix 1e. The costs for these activities are not directly influenced by the actually shipped volume of Vehicles since Service Provider must uphold a certain capacity on behalf of Purchaser. Therefore, the costs for the related activities shall be calculated for each calendar year and distributed evenly on the invoices for the Services under the Service Agreement, issued by Service Provider to Purchaser during said calendar year. [The remainder of this page is intentionally left blank.]

PS20-004 (Amended through PS22-022) 3 The table below shows the running operation cost categories and the estimated costs based on January 2022 cost levels. [***] The table below shows the running operation cost categories and the estimated costs based on January 2023 cost levels. [***] The table below shows the 2024 estimated running operation cost categories based on the 2024 hourly rates. [***]

PS20-004 (Amended through PS22-022) 4 The tables below show costs associated with yard handling in Ghent, BE and Gothenburg, SE, based on January 2022 cost levels. VCDG YARD, GHENT, BE [***]

PS20-004 (Amended through PS22-022) 5 TÅ YARD, GOTHENBURG, SE [***]

PS20-004 (Amended through PS22-022) 6 In the event that Service Provider needs to perform any kind of work on behalf of Purchaser, which is not part of the running operation activities, Purchaser shall compensate Service Provider for the time spent based on the hourly rates agreed between the Parties at the time. Before any such work is started, Service Provider shall present to Purchaser an estimation of the required hours, which Purchaser must approve. If the Parties cannot agree, the work shall not be carried out and Purchaser is responsible for any potential consequences. 4.3 Charges related to Customs administration Examples of the activities related to Customs administration services are listed in Appendix 1f. The costs for these activities are mainly directly influenced by the actually shipped volume of Vehicles since Service Provider must process each imported Vehicle. The tables below shows the Customs administration services and the estimated costs based on January 2022 to 2024 cost levels. [***] 4.4 Charges related to Damage Claims administration Examples of the activities related to Damage Claims administration services are listed in Appendix 1g. The costs for the services related Damage Claims administration and produced by Service Provider’s staff are not directly influenced by the actually shipped volume of Vehicles since Service Provider must uphold a certain capacity on behalf of Purchaser. Therefore, the costs for the related activities shall be calculated for each calendar year and distributed evenly on the invoices for the Services under the Service Agreement, issued by Service Provider to Purchaser during said calendar year. The costs for the services related to Damage Claims administration and produced by external providers are a mix of fixed costs and variable costs. These fees, as listed in the table in Section 4.4.4 below, are regulated in Service Provider’s contract with a third party provider and will be updated from time to time, normally once per year. The costs for externally produced services presented below are based on a contract valid until 31 March 2021. The base for allocation of these costs is shown in the table in Section 4.4.4 below. The tables below show the cost categories and the estimated costs based on September 2022 cost levels. [***] ___________________________________

PS20-004 (Amended through PS22-022) Page 1(2) Appendix 4a - Geographical Scope of VCC (EMEA) Services for Polestar 2, Polestar 3 & Polestar 4 [***]

PS20-004 (Amended through PS22-022) Page 2(2) Appendix 4b - Geographical Scope of VCC (EMEA) Services for Polestar 2, Polestar 3 & Polestar 4 [***]